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                                                                      Exhibit 11

                               Dean Foods Company

                Computation of Basic and Diluted Income Per Share
                -------------------------------------------------
                  (In thousands, except for per share amounts)

                                                           Second Quarter Ended                   Six Months Ended
                                                           --------------------                   ----------------
                                                       November 28,      November 29,      November 28,      November 29,
                                                            1999             1998              1999             1998
                                                          --------        ---------          --------        ---------
Income from Continuing Operations                       $   27,010         $ 23,354          $ 54,845        $  46,267
Loss from Discontinued Operations                                -           (1,188)                -           (2,929)
Gain on Sale of Discontinued Operations                          -           83,820                 -           83,820
                                                          --------        ---------          --------        ---------
Net Income                                               $  27,010        $ 105,986          $ 54,845        $ 127,158
                                                         =========        =========          ========        =========


BASIC INCOME (LOSS)  PER SHARE:
Income from Continuing Operations                       $      .69         $    .59          $   1.40        $    1.16
Loss from Discontinued Operations                                -             (.03)                -             (.07)
Gain on Sale of Discontinued Operations                          -             2.11                 -             2.10
                                                        ----------         --------          --------        ---------
Net Income                                              $      .69         $   2.67          $   1.40        $    3.19
                                                        ==========         ========          ========        =========

Weighted average common shares outstanding                  39,128           39,722            39,209           39,874
                                                        ==========        =========          ========        =========


DILUTED INCOME (LOSS) PER SHARE:
Income from Continuing Operations                       $      .68         $    .58          $   1.38        $    1.14
Loss from Discontinued Operations                                -             (.03)                -             (.07)
Gain on Sale of Discontinued Operations                          -             2.07                 -             2.05
                                                        ----------         --------          --------        ---------
Net Income                                              $      .68         $   2.62          $   1.38        $    3.12
                                                        ==========         ========          ========        =========

Adjusted weighted average common shares*                    39,756           40,483            39,832           40,723
                                                        ==========        =========          ========        =========


* Includes weighted average number of potential common shares outstanding. Potential common shares consist solely of outstanding options under the Company's stock option plan.







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